Exhibit 24(b)(8.34)

EIGHTH AMENDMENT OF PARTICIPATION AGREEMENT
This Amendment by and among American Funds Distributors, Inc., American Funds
Service Company, ING Life Insurance and Annuity Company, ReliaStar Life Insurance Company and ReliaStar Life Insurance Company of New York, is effective February 1, 2011.
WHEREAS, the parties have entered into a Participation Agreement dated January 1,
2003, as amended (the "Agreement");
WHEREAS, on February 1, 2011, shares of the American Funds Global Balanced Fund will be offered for sale to the public;
WHEREAS, the parties desire to add American Funds Global Balanced Fund to the
Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

1.	American Funds Global Balanced Fund is added to the list of funds on Schedule A of the
Agreement.

2.	All other provisions of the Agreement remain in effect without change.

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            IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date above.

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/ Timothy McHale
Name:	Timothy McHale
Title:	Secretary
Date:	3-25-11

AMERICAN FUNDS SERVICE COMPANY

By:	/s/ Ryan Rue

Name:	Ryan Rue
Title:	Asst. Vice President	Reviewed for signature
Date:	4-5-11	by AFS Contract Admin.	AMC

ING LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Lisa S. Gilarde
Name:	Lisa S. Gilarde
Title:	Vice President
Date:	3-9-11

RELIASTAR LIFE INSURANCE COMPANY

By:	/s/ Robert Garrey
Name:	Robert Garrey
Title:	Vice President
Date:	3-9-11

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Ralph Ferraro
Name:	Ralph Ferraro
Title:	Sr. Vice President
Date:	3-9-11